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                                                                   EXHIBIT 17(i)

                              NORTH AMERICAN FUNDS

                                Stock Index Fund
                           Science & Technology Fund
                        Aggressive Growth LifeStyle Fund
                         Moderate Growth LifeStyle Fund
                       Conservative Growth LifeStyle Fund

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                        IMPORTANT NEWS FOR SHAREHOLDERS

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     While we encourage you to read the full text of the enclosed Proxy
Statement and Prospectus, here is a brief overview of some matters affecting your Fund that require a shareholder vote.

                           Q&A: QUESTIONS AND ANSWERS

Q. WHAT IS HAPPENING?

A. American International Group, Inc. ("AIG") acquired American General Corporation on August 29, 2001 in a transaction we call the "AIG Merger." AIG is a leading U.S.-based international insurance and financial services organization.

  As a result of the AIG Merger, American General Asset Management Corp. ("AGAM") and American General Investment Management, L.P. ("AGIM") became part of AIG. AGAM serves as investment adviser to your Fund, and, in most cases, AGIM serves as subadviser. SunAmerica Asset Management Corp. ("SAAMCo") is also part of AIG and serves as investment adviser to the SunAmerica Mutual Funds, a $7 billion mutual fund complex.

  You are being presented with several important matters to vote on as a result of the AIG Merger:

    . The continuation of your Fund's investment advisory agreement with AGAM following the AIG Merger;

    . The continuation of your Fund's subadvisory agreement with AGIM, or an affiliate, following the AIG Merger, where applicable; and

    . A proposal to reorganize your Fund with a SunAmerica Mutual Fund. As described in more detail below, there is a proposal to combine each series of North American Funds with a single corresponding SunAmerica Mutual Fund. We refer to each series of North American Funds as a "North American Fund," each series of the SunAmerica Mutual Funds as a "SunAmerica Fund," and each proposed transaction between them as a "Reorganization."

Q. WHY AM I BEING ASKED TO VOTE ON THE PROPOSED NEW INVESTMENT ADVISORY AGREEMENT WITH AGAM IN PROPOSAL NO. 1(a)?

A. Applicable securities laws require a shareholder vote on a new investment advisory agreement whenever there is a change in control of a fund's investment adviser, because upon such a change in control, the agreement between the investment adviser and the fund terminates automatically. Accordingly, because the AIG Merger resulted in a change in control of AGAM, and therefore the termination of North American Funds' investment advisory agreement with AGAM, shareholder approval of the new investment advisory agreement with AGAM is required. The new investment advisory agreement that shareholders are being asked to approve is the same in all material respects as the North American Funds' previous investment advisory agreement with AGAM. The new investment advisory agreement, as approved by shareholders, will take effect immediately. If you approve the Reorganization applicable to your Fund, the agreement with AGAM will terminate when the Reorganization is completed.
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  The Board of Trustees of North American Funds, including all of the
  Independent Trustees, unanimously recommends that you vote FOR the proposal to approve the new investment advisory agreement with AGAM.

Q. WHY AM I BEING ASKED TO VOTE ON THE PROPOSED NEW SUBADVISORY AGREEMENT IN PROPOSAL NO. 1(b)?

A. The relevant provisions of the securities laws relating to the change in control of an investment adviser also apply to a subadviser. Because the AIG Merger resulted in the change in control of AGIM, and therefore the termination of the subadvisory agreement between AGAM and AGIM, shareholder approval of the new subadvisory agreement between AGAM and AGIM, or an affiliate, is required for each Fund other than the Science & Technology Fund, which is not subadvised by AGIM. The new subadvisory agreement that the shareholders are being asked to approve is the same in all material respects as the previous subadvisory agreement with AGIM. The new subadvisory agreement, as approved by shareholders, will take effect immediately. If you approve the Reorganization applicable to your Fund, the subadvisory agreement between AGAM and AGIM, or an affiliate, will terminate when the Reorganization is completed.

  The Board of Trustees of North American Funds, including all of the Independent Trustees, unanimously recommends that you vote FOR the proposal to approve the new subadvisory agreement with AGIM, or an affiliate.

Q. WHAT ARE THE REORGANIZATIONS?

A. In anticipation of completion of the AIG Merger, AGAM and SAAMCo presented to the Board of Trustees of North American Funds a proposal to reorganize your Fund with a single comparable SunAmerica Fund. Under each relevant proposal, your Fund would be combined with the SunAmerica Fund, and you would become a shareholder of the corresponding SunAmerica Fund. The Board of Trustees of North American Funds unanimously approved each Reorganization.

  North American Fund shareholders are asked to approve the Reorganization. The attached Proxy Statement and Prospectus describes each proposed Reorganization. Specifically, you will find information relating to the following Reorganizations:

       North American Fund:                     SunAmerica Fund:
   -----------------------------  ---------------------------------------------
   Stock Index Fund               SunAmerica Stock Index Fund
   Science & Technology Fund      SunAmerica Science & Technology Fund
   Aggressive Growth LifeStyle
    Fund                          SunAmerica Aggressive Growth LifeStage Fund
   Moderate Growth LifeStyle
    Fund                          SunAmerica Moderate Growth LifeStage Fund
   Conservative Growth LifeStyle
    Fund                          SunAmerica Conservative Growth LifeStage Fund

  The Board of Trustees of North American Funds, including all of the Independent Trustees, unanimously recommends that you vote FOR the Reorganization.

Q. HOW WILL THE REORGANIZATIONS AFFECT MY ACCOUNT?

A. If shareholders approve a Reorganization, your North American Fund shares will be exchanged, on a tax-free basis, for an equal aggregate dollar value of shares of the SunAmerica Fund. This means that you may end up with a different number of shares compared to what you originally held, but the total dollar value of your shares will be the same.

  You will receive the same class of SunAmerica Fund shares as the North American Fund shares you hold immediately prior to the Reorganization. (However, if you own Class C shares of a North American Fund, you will receive Class II shares of the SunAmerica Fund since that is the class of SunAmerica Fund shares that corresponds to North American Fund Class C shares.)

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Q. WHY DOES THE BOARD RECOMMEND APPROVAL OF THE REORGANIZATIONS?

A. Your Board has based this recommendation on its consideration of the principal reasons underlying each Reorganization, including the following: the fact that, following each Reorganization, shareholders of each North American Fund would remain invested in a mutual fund having substantially the same or similar investment objective and similar, though not identical, investment techniques; the fees and expenses of each Fund; potential benefits to shareholders, such as the potential for reduced operating expenses over time due to economies of scale; and the fact that no Reorganization will adversely affect the interests of the corresponding North American Fund shareholders. After each Reorganization, shareholders of a North American Fund will hold shares of the same aggregate net asset value in the corresponding SunAmerica Fund.

Q. WHO WILL MANAGE MY FUND AFTER THE REORGANIZATION?

A. AGAM currently manages the assets of each North American Fund. AGIM is currently the subadviser to all of the Funds referenced above other than the Science & Technology Fund, which is subadvised by T. Rowe Price Associates, Inc. ("T. Rowe Price"). After completion of the Reorganizations, SAAMCo will be the manager of each North American Fund as part of the corresponding SunAmerica Fund. AGIM (or an affiliate) will act as subadviser to the SunAmerica Stock Index Fund and T. Rowe Price will continue to act as subadviser to the SunAmerica Science & Technology Fund.

Q. WILL THE REORGANIZATIONS BE TAX-FREE?

A. The Reorganizations will be accomplished on a tax-free basis. This means that you should not realize any federal capital gains (or losses) when your North American Fund shares are exchanged for SunAmerica Fund shares.

Q. HOW DOES THE BOARD RECOMMEND THAT I VOTE?

A. After careful consideration, based upon their evaluation of all relevant information, and after meeting with counsel to the Independent Trustees regarding the legal issues involved, the Board, including the Independent Trustees, recommends that you vote FOR all of the proposals on the enclosed proxy card.

Q. WHO GETS TO VOTE?

A. If you owned shares of a North American Fund on September 17, 2001, you are entitled to vote with respect to your Fund, even if you later sold the shares. Each share of a North American Fund is entitled to one vote, with fractional shares voting proportionally.

Q. WHY ARE MULTIPLE PROXY CARDS ENCLOSED?

A. If you are a shareholder of more than one of the North American Funds, you will receive a proxy card for each North American Fund in which you own shares.

Q. I'M A SMALL INVESTOR. WHY SHOULD I VOTE?

A. Your vote makes a difference. If many small shareholders just like you fail to vote their proxies, your Fund may not receive enough votes to go forward with the Special Meeting of Shareholders and additional costs will be incurred through further proxy solicitations.

Q. HOW DO I VOTE?

A. You have several different ways to vote. They include mail, speaking with a representative on the telephone, and voting on-line over the Internet. If you need more information or have any questions on how to vote, call 1-888-221-0697. If you have any questions on a proposal, please call North American Funds' information agent, Georgeson Shareholder, at 1-888-850-2811.

  Your vote is important. Please vote promptly to avoid the additional expense of another solicitation.

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